Exhibit 99.1

Ad-hoc notification pursuant to Article 17 of the Market-Abuse-Regulation (EU) No. 596/2024

Adtran Networks SE: Adtran Networks SE updates preliminary results for the financial year 2024

Munich, Germany. April 15, 2025. The Management Board of Adtran Networks SE today reassessed the IFRS pro forma EBIT expectations for the financial year 2024. In the course of the finalization of the financial statements the Management Board identified an adjustment to inventory resulting in an increase to costs of goods sold. The Management Board now expects a loss in the amount of approximately EUR 10.2 million (-2.3% of revenues), compared to a loss of EUR 4.5 million (-1.0% of revenues) previously published in the preliminary results on February 27, 2025.

The adjustment set out above has no impact on the expected revenues for the financial year 2024 and no negative impact on the cash position.

The full consolidated financial statements and financial statements for the financial year 2024 will be published on 30 April 2025 as planned.

The financial reports published on the company website (www.adva.com) contain a definition of pro forma EBIT.

Disclaimer

To the extent any announcements in this document contain forward-looking statements, such statements do not represent facts and are characterized by the words “will”, “expect”, “believe”, “estimate”, “intend”, “aim”, “assume” or similar expressions. Such statements express the intentions, opinions or current expectations and assumptions of Adtran and the persons acting jointly with Adtran. Such forward-looking statements are based on current plans, estimates and forecasts, which Adtran and the persons acting jointly with Adtran have made to the best of their knowledge, but which they do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and usually cannot be influenced by Adtran or the persons acting jointly with Adtran. These expectations and forward-looking statements can turn out to be incorrect and the actual events or consequences may differ materially from those contained in or expressed by such forward-looking statements.

Published by

Adtran Networks SE, Munich, Germany

www.adva.com

Notifying person and contact for investors

Ulrich Dopfer

t +49 89 890665 901

investor-relations@adva.com

Contact for press

Gareth Spence

t +44 1904 69 93 58

public-relations@adva.com